Exhibit 10.8

CLINICAL TRIAL AGREEMENT

This Agreement is entered into as of September 11, 2011 by and between HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LIMITED, a company duly incorporated under the laws of Israel, of P.O. Box 12000, Jerusalem 91120, (hereinafter: “Hadasit” or the “Institution”) and Dr. Daniel Schurr and Dr. Miriam Kidron (the ”Investigator”) on one hand and Oramed Ltd., a corporation organized under the laws of the state of Delaware, with its registered office located at 2/5 Hi-Tech Park Givat-Ram P.O. Box 39098, Jerusalem 91390, (hereinafter: “Sponsor”), on the other hand.

PREAMBLE

WHEREAS Hadasit is a wholly owned subsidiary of Hadassah Medical Organization (“HMO”) and is authorized to enter this Agreement and to utilize HMO’s facilities, employees and agents for purpose of this Agreement;

Whereas, the Sponsor is the successor of Integrated Security Technologies, Inc. ("IST"); and

Whereas, on February 17, 2006 Hadasit and IST have entered into the agreement regarding Method of Replacing Insulin Injections with Oral Insulin attached hereto as Schedule E (the "First Agreement"); and

Whereas, Section 5 of the First Agreement contains certain terms and conditions in connection with Clinical Trials (as defined in the original agreement) to be performed by IST and Hadasit as well as funding requirements for said Clinical Trials; and

Whereas, on January 9, 2009 Hadasit and Oramed have entered into an agreement replacing the First Agreement (the "Second Agreement"); and

Whereas, on July 8, 2009 Hadasit and Oramed have entered into a Clinical Trial Agreement (the "Third Agreement"); and

Whereas the Sponsor is in the process of development of administration and delivery of peptides into the body (hereinafter: the “Product”) and has prepared the Protocol in order to conduct clinical trials for further investigation of the Product.

Whereas the Sponsor represents that it is the sole owner of any and all intellectual property rights in the Product and the Protocol (as such term is defined herein), and that the execution and delivery of this Agreement does not infringe any third parties’ rights and/or any applicable law;

Whereas, the Sponsor has previously invested and is willing to invest certain funds in the Study (as hereinafter defined) to be carried at HMO’s facilities by the Investigator under the terms and conditions herein;

NOW THEREFORE, the parties agree as follows:

1.            STUDY, INVESTIGATOR AND SITE

A.
Hadasit shall contribute the Investigator for purpose of carrying out clinical trials (the: "Study") in accordance with the Sponsor Protocols (the “Protocols”), which have been drafted by the Sponsor at its sole responsibility. A list of said protocols and a copy of each Protocol is attached herein as Schedule A.

The Investigator will be responsible for performing the Study and for the direct supervision of any individual performing portions of the Study.

B.
In the event that the Investigator ceases to be available for purpose of the Study (including without limitation the event of termination of employment between HMO and the Investigator for any reason whatsoever), Hadasit shall use its best efforts to procure within 30 days his/her substitution by a suitably qualified person acceptable to Sponsor. If such substitute is not acceptable to the Sponsor, Sponsor shall be entitled to terminate this Agreement without further notice, and this shall be Sponsor’s sole remedy in such circumstances except as further defined in Schedule B.

C.
Notwithstanding anything to the contrary herein, the Sponsor hereby represents and warrants that it has examined the facilities of the Institution and found them entirely adequate and suitable for the purpose of performance of the Protocol and the Study. In addition, nothing contained herein shall be construed as casting upon the Institution, the Investigator or HMO an undertaking to purchase any equipment for purpose of the Study or to improve its existing equipment.

2.            COMPLIANCE WITH LAWS, REGULATIONS AND GUIDELINES

A.
The Investigator will perform the Study in conformance (i) with the Protocols, (ii) with all applicable laws and regulations, including laws and regulations governing the performance of clinical studies and (iii) with all applicable standards, regulations or guidelines for good clinical practice (“GCP”) and ethical conduct in connection with clinical studies, including those of the Institution and HMO.

B.
Prior to commencement of the Study, the Investigator will seek at the Sponsor’s expense any consents or approvals that must be obtained from the HMO’s ethics committee (the “Committee”).  The Investigator will comply with all requirements established by the Committee and agrees to execute such assurances and other documents as the Committee may reasonably request.  The Sponsor shall assist the Investigator to the extent required in this regard including, without limitation, signing the relevant forms and amending the Sponsor’s documents which shall be filed with the Committee. The Investigator will not enroll patients in the Study until the Protocol has been reviewed and approved by the Committee. The Sponsor shall be liable to obtain any further approval that may be required under applicable law. Any delay in the performance by the Institution and/or the Investigator’ of any of their undertakings hereunder due to insufficient approvals shall not be deemed to be a breach of this Agreement by them.

3.           INFORMED CONSENT

A.
The Investigator will be responsible for obtaining the written informed consent of each subject participating in the Study (or his or her authorized legal representative) before his or her participation in the Study.  The form that shall be used in this regard shall be drafted by the Sponsor and approved by the Investigator; however the Sponsor shall be solely responsible for the content thereof as part of the Study’s documents.

B.
Without derogating from the generality of the aforementioned, the parties agree that such informed consent shall be granted only under circumstances that provide the prospective Study subject (or his or her representative) with sufficient opportunity to consider whether or not to participate and that minimize the possibility of coercion or undue influence.  The parties further agree that any such written informed consent shall be obtained in compliance with all applicable laws, regulations, standards or guidelines.

4.            RECORDKEEPING, REPORTING AND ACCESS

A.
ACCESS. The Sponsor and/or any regulatory authorities may, to the extent reasonably necessary or to the extent required by applicable laws, regulations, standards or guidelines, subject to prior coordination with the Investigator and at the normal working hours in HMO (i.e. 8:00AM-16:00 PM):

(1)	Examine and inspect the Investigator’ and the Institution's facilities required for performance of the Study; and

(2)	Confidentially inspect all data and work product relating to the Study.

(3)	Receive, on a quarterly basis, a detailed report on the expenses incurred in connection with the study which are charged to Dr. Kidron’s Research Fund

(4)
Notwithstanding anything to the contrary herein, any information and/or data to be provided to the Sponsor under Sub Sections 1-3 above or under any other provision hereunder, shall be subject to the provisions of section 6(D) below and to the rights of the Subject of the Study for medical confidentiality and privacy under any applicable law or regulation (including, without limitation, HMO’s internal procedures).

B.
The Investigator shall prepare and maintain reasonably complete and accurate written records, accounts, notes, reports and data of the Study, including case report forms and shall provide Sponsor with copies of all such documentation upon request. The Investigator will retain or will cause the Institution to retain all such materials and data that the Institution has to retain under any applicable law for such periods as such law determines. After the termination of such applicable retention periods, the Institution shall no longer have any duty whatsoever to retain any such materials and data.

C.	REPORTING OF ADVERSE EVENTS

The Investigator shall promptly advise the Sponsor of any serious adverse event or unanticipated adverse effect occurring during the Study, or subsequent to the completion or termination of the Study, that becomes known to him.

D.	INTERVAL AND FINAL STUDY REPORTS

During the course of the Study, the Investigator shall provide the Sponsor with quarterly interval reports (to be provided within 60 days of the end of each quarter with respect to such quarter) including copies of patient case report forms.  The Investigator will deliver a final written Study report to the Sponsor within 3 months from the Study’s completion.

5.            COMPENSATION FOR STUDY

  The Sponsor will pay compensation to the Institution for the performance of the Study as set forth in SCHEDULE B hereto.

6.            CONFIDENTIAL INFORMATION

A.
Subject to the publication rights set out in section 7 below, the Investigator and the Institution agree to keep in confidence any written information expressly marked as “confidential” that is forwarded by the Sponsor to the Investigator or the Institution for purpose of the Study (or such oral information which is clearly defined as confidential upon its disclosure provided it is followed by a written notice specifying the information so disclosed and its being confidential within 30 days of such disclosure); or (b) information that the Proprietary Data of the Sponsor as defined in section 8 hereto (the information described in clauses (a) and (b) above being collectively the "Confidential Information").  However, the obligation of non-disclosure and non-use shall not apply to the following:

(1)	Information that is or becomes publicly available other than as a result of disclosure by the Investigator or the Institution;

(2)	Information that is already independently known by the Investigator, , prior to its disclosure; or

(3)	Information that was independently developed by employees of the Institution or of HMO who have not been exposed to the Confidential Information;

(4)	Information at or after such time that is disclosed on a non confidential basis to the Investigator or the Institution or the HMO, or their employees, by a third party; or

(5)
Information that the disclosure thereof is required under any law, court writ or any competent authority. However, if the Investigator and/or the Institution are legally required to disclose any Confidential Information to a court or governmental authority, prompt written notice thereof shall be given to the Sponsor.

B.	The obligations of non-disclosure and non-use hereunder shall continue for 5 years after the termination of this Agreement for any reason whatsoever.

C.
At the request of the Sponsor, the Investigator or the Institution, as the case may be, will return to the Sponsor all copies or other manifestations of Confidential Information that may be in the possession of the Investigator or the Institution, except for materials that have to be retained by the Investigator or the Institution as aforementioned and subject further to Section 4(B) hereto.

D.	Confidentiality of Medical Records

 Sponsor, Investigator, and Institution understand, acknowledge and agree that they share the common goal of securing all individually identifiable health information and according that information the highest possible degree of confidentiality and protection from disclosure; accordingly, all individually identifiable health information shall at all times be treated as confidential by the parties in accordance with all federal, state and local laws, rules and regulations governing the confidentiality and privacy of individually identifiable health information as applicable, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIP AA”) and any regulations and official guidance promulgated thereunder, as well as the Israeli Patient’s Rights Law, 1996 (the “PR Law”), the Israeli Protection of Privacy Law, 1981 (the “PP Law”) and any regulations and rules promulgated thereunder, and the parties agree to take such additional steps and/or to negotiate such amendments to this Agreement as may be required to ensure that the parties are and remain in compliance with the HIP AA regulations and official guidance, as well as the PR and PP Laws and any regulations and rules promulgated thereunder. It is hereby agreed that any undertaking of the Institution and/or Investigator hereunder whatsoever is subject to any restrictions and/or limitations deemed necessary by the Institution and/or Investigator in their sole discretion, to comply with the above provisions. It is hereby made expressly clear that no patient identifiable information will be provided, or made available, to the Sponsor or any party acting on its behalf, without the express written consent of the patient.

7.            PUBLICATIONS

A.
Notwithstanding anything contained herein to the contrary, the Investigator and/or Institution may publish the results of the Study, provided that the Investigator and/or Institution have notified the Sponsor of their intent to publish as set forth in Sub-Section B below. The Investigator and/or Institution and the Sponsor shall be listed as co-authors on said publication. Any said publication will require Sponsor’s prior written approval and will not contain the Sponsor’s Confidential Information, which for the purpose of this section shall not include the Study results.

B.
The Investigator will provide Sponsor with a copy of any proposed publication or presentation materials (“Material”) and a written notice of intent (on behalf of the Investigator or any Study staff at the Institution) to publish or present the Material at least 45 days prior to the scheduled presentation or publication submission date (the “Evaluation Period”).  The Sponsor shall use said 45 days to determine whether it wishes to seek patent protection for said Material and shall notify Investigator and Institution in writing, prior to the end of the Evaluation Period, if it intends to seek patent protection. If Sponsor decides to seek patent protection, it shall have an additional 30 days, beginning from the end of the Evaluation Period (“Preparation Period”), to prepare and submit any patent application it wishes. After such time, Investigator and/or Institution shall be free to publish the Material, subject to the limitations contained herein.

C.
If the Sponsor, in its reasonable judgement, needs additional time to seek patent or other protection for the Material intended to be published or presented, the Sponsor will notify the Investigator of such need within the Evaluation Period and publication or presentation will be deferred until such time that the Sponsor gives notification that such protection has been applied for.  Such deferrals will in no event extend for a total of more than 15 days beyond the Preparation Period without written agreement of the Investigator.

Notwithstanding anything to the contrary herein, the Sponsor shall not use the names of the Institution, HMO or the Investigator and shall not disclose their involvement in the Study or the Products without the Institution’s prior written approval, all except for (a) references to scientific publications which are already in the public domain at the time of publication and (b) applications for regulatory approvals to official authorities, and (c) as requested by regulatory authorities as required by law or applicable regulation. Subject to the foregoing, the Sponsor shall include appropriate acknowledgement and credit to the Institution, HMO, the Investigator and their employees in any publication relating to the Study and/or to the Product in whatever media, including application(s) to official authorities or presentations to potential investors.

8.            INTELLECTUAL PROPERTY

A.
Subject to Sub-Section C hereto, all intellectual property, including ideas, documents, information, know-how, trade secrets, reports, analyses, data and inventions, generated by the Investigator or the Institution or their respective employees, agents or contractors, directly from the performance of the Study and this Agreement (collectively, the “Proprietary Data”) shall be owned by the Sponsor.

B.
The Investigator and the Institution hereby assign and transfer to the Sponsor all right, title and interest in such Proprietary Data and agree to take all further acts reasonably required, at the Sponsor’s expense, to convey title in such property to the Sponsor and/or to assist the Sponsor to perfect and protect such rights.

C.
The Proprietary Data shall not include and Institution and/or the Investigator shall retain any and all rights, including intellectual property rights, to any development processes, software (including codes), technology, means, and know-how developed by the Institution and/or Investigator and/or HMO, including, but not limited to, that which relate to data collection, data management or project management.

D.
Nothing contained herein shall prevent Institution and/or HMO and/or Investigator from using the Proprietary Data for academic research, non commercial therapeutic and educational purposes only, provided that every person or entity making use of the proprietary data is explicitly made aware by the Institution or the Investigator or HMO of the Sponsor’s proprietary interest therein. Such use will be subject to Sponsor’s prior written consent.

9.            TANGIBLE MATERIALS

The Sponsor shall provide the Institution and the Investigator free of charge with all such materials, drugs, accessories and other items as shall be required for the conduct of the Study including, without limitation, those listed in Schedule C hereto. It is being clarified; however, that any use of any drugs under the Study shall only be made via HMO’s internal pharmacy and shall be subjected to its procedures. Upon completion of the Study or termination of this Agreement, the Investigator shall promptly return, at the Sponsor’s expense, all unused compounds, drugs, devices and other related materials.

10.          INDEMNIFICATION, INSURANCE, LIMITED LIABILITIES

A.
Each party shall defend, indemnify and hold harmless (the “Indemnifying Party”) the other parties and any of their employees, agents or contractors  (collectively the "Indemnitees") promptly upon their first demand from and against any loss, damage, liability and expense (including legal fees) arising out of or resulting from the results or performance of the Study and/or from the direct or indirect use, sale or manufacture of the Study and/or the Study results and /or of products incorporating or involving such results and, without limitation to the foregoing, from or against product liability claims or claims regarding third party’s intellectual property rights;  provided however:

(1)
that the Indemnifying Party’s indemnification obligations under this Section shall be proportionately reduced to the extent the loss was caused or increased by the negligence or willful misconduct of an Indemnitee (but only to the extent that such demands, claims, or judgments are due to the negligence or willful malfeasance of the Indemnitees);

(2)	that the Indemnifying Party is notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification;

B.
The Indemnitees shall be entitled, at their sole discretion, to either (i) instruct the Indemnifying Party to assume defense of any litigation or other legal procedure which entitles them to indemnification under this Agreement, in which case the Indemnitees shall be entitled to approve the choice of the legal counsel of the Indemnifying Party, such approval shall not be unreasonably withheld, or (ii) to manage their defense themselves, in which case the Indemnifying Party shall be responsible to any legal expenses (including reasonable attorney fees) stemming from such procedure and the results thereof.

C.
The Sponsor shall reimburse Institution for reasonable and necessary medical expenses incurred by Study Subjects as a direct result of the treatment of adverse reactions resulting from the administration of Study drugs and/or devices or procedures performed in accordance with the Protocol, provided such expenses are not covered by the Study Subject's medical or hospital insurance coverage and are in no way attributable to the negligence or misconduct of any agent or employee of the Institution.  No other compensation of any type will be provided by the Sponsor to the Study Subjects.

D.
Without derogating from the aforementioned, the Sponsor warrants and undertakes that it has purchased, and shall maintain during the entire term of the Agreement and for all relevant times subsequent thereto (including under applicable statues of limitation), sufficient insurance coverage for the Study and for the Sponsor’s liabilities hereunder, including without limitation, for claims relating to negligence of both Sponsor and of personnel performing the Study, and for claims relating to product liability, which insurance coverage shall be satisfactory to the Institution. The Sponsor further undertakes that HMO, the Institution, the Investigator and their employees will be included as co-insured in such insurance policy/ies. The Sponsor represents that as of the date hereof, it maintains the insurance policy that is annexed hereto as Schedule D1.

E.
Disclaimer of Warranty. Nothing contained in this Agreement shall be construed as a warranty by the Institution and the Investigator that the results of the Study will be useful or commercially exploitable or of any value whatsoever. In addition, and without derogating from the aforementioned the Institution and the Investigator disclaim all warranties, either express or implied, with respect to the Study and any products that incorporate, integrate or are designed based in whole or part, on the Study results (“Products”), including without limitation implied warranties of merchantability, efficacy and fitness for a particular purpose. The entire risk arising out of the production and use of the Study and the Products and any accompanying materials remains solely with the Sponsor, and the Sponsor shall be solely responsible for any use of the Work and/or the Product.

1 make sure an insurance policy is attached.

F.
Limitation on liability. Without derogating from the above, and except in the event of gross negligence, willful misconduct or medical malpractice to the Study subjects, if the Institution or the Investigator are found liable (whether under contract, tort (including negligence) or otherwise), then the cumulative liability thereof for all claims whatsoever related to the Study or the Products or otherwise arising out of this Agreement, shall not exceed a total consideration actually paid to it by the Sponsor under this Agreement. This limitation of liability is intended to apply to all claims of the Sponsor without regard to which other provisions of this Agreement have been breached or have proved ineffective.

G.
Exclusion of Consequential Damages. Neither party shall be liable (whether under contract, tort (including negligence) or otherwise) to the other party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from and/or related with and/or connected to this agreement even if such party is advised of the possibility of such damages.

11.           TERM AND TERMINATION

A.
This Agreement shall become effective upon its execution by both parties and shall be in effect during the entire period of the Study as set forth in Schedule A hereto, unless terminated by the parties as set forth herein.

B.
Hadasit and the Sponsor may either terminate this Agreement upon the filing by any person of a petition for the winding-up or liquidation or the appointment of a receiver on most of the assets of the terminated party, if petition has not been withdrawn or dismissed within 21 days of its filing. In addition, each party may terminate this Agreement without further notice in case the terminated party has breached this Agreement and did not cure such breach within 21 days of delivery of a written notice from the non-defaulting party. The Sponsor may terminate this Agreement without prior notice as set in Section 1 (B) hereto.

C.	In addition, this Agreement may be terminated by either Hadasit or the Sponsor for any other reason upon 60 days written notice.

D.
In the event that this agreement is terminated by the Sponsor, the Sponsor shall reimburse the Institution for all costs and non-cancelable commitments incurred prior such termination with regard to the performance of this Agreement.

E.
Subject to Sub-Section D above, upon termination of this Agreement, the Investigator and the Institution shall return to the Sponsor any funds not expended or irrevocably committed prior to the effective termination date. However, and without derogating from the Institution’s rights under any applicable law, the Institution may set-off from such funds any debts of the Sponsor towards the Institution or the Investigator.

F.
The Sponsor shall be obliged notwithstanding the termination of this Agreement for any reason to continue supplying any material and drug supplied by the Sponsor and used in the Study in order to comply with applicable laws and regulations and/or to avoid injury or harm to the Study subjects.

G.
Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Sections 6, 7, 8, 10, 14, and 16 will survive the termination or expiration of this Agreement.

12.           CHANGES TO THE PROTOCOL

Any amendment or modification of the Protocol must be agreed upon by both the Investigator and the Sponsor and documented in writing, however any such change shall not exempt the Sponsor of its liabilities and responsibilities hereunder.

13.           ASSIGNMENTS

Except as specifically permissible under Section 1 (B) hereto, this Agreement, and the rights and obligations hereunder, may not be assigned by any party hereto without the express written consent of the other parties, which shall not be unreasonably withheld.

14.           APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of Israel.  The competent courts in Jerusalem shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

15.           INDEPENDENT CONTRACTORS

Each party hereto (including the Investigator) is an independent contractor. Nothing contained herein shall be construed as forming employee-employer relations between the Sponsor’s employees and the Institution or HMO or between the Institution’s and HMO’s employees (including the Investigator) and the Sponsor.

16.           NOTICES

All notices required or permitted to be given under the Agreement shall be sent as follows:

If to the Sponsor:

Oramed LTD
2/5 Hi-Tech Park, Givat Ram
POB 39098, Jerusalem 91390, Israel
Attention: Nadav Kidron

If to the Institution or to the Investigator:

Hadasit Medical Research Services And Development Ltd
POB 12000 Jerusalem 91120 Israel
Attention _______________

17.           ENTIRE AGREEMENT

This Agreement represents the entire understanding of the parties with respect to the subject matter hereof.  In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.  This Agreement may be amended only by a written document signed by Hadasit and the Sponsor. The Investigator’s signature shall only be required with respects to changes that cast further liabilities on the Investigator that are not already included hereunder.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first set forth above.

ORAMED LTD

By:___________________________
Name: Nadav Kidron
Title: Chief Executive Officer
Date:______________________

INVESTIGATOR:

_____________________________
Dr. Miriam Kidron

_____________________________
Dr. Daniel Schurr

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD

By:___________________________
Name:_____________________
Title:______________________
Date:______________________

Schedule A - Protocols

Schedule B - Compensation

1.
For the performance of the Study, the Sponsor shall pay Hadasit the amount of $200,000 (two hundred thousand U.S. Dollars) (the “Study fee”), payable in accordance with the actual progress of the study.

All payments will be due upon invoice issued by Hadassit to the sponsor. Invoices to Oramed LTD will add the applicable VAT.

Hadasit undertakes to transfer the Study Fee to Dr. Kidron’s Research Fund after deduction of 16.7% Overhead.

The Study will include a dose response study and a GLP1 study.

2.	Payments shall be made within 30 days of invoice date. Payment shall be made in U.S. Dollars or New Israeli Shekels, according to exchange rate in effect on the date of payment.

Method of Payment: Either via check, made out to “Hadasit Medical Research Services and Development Ltd.”, or via a bank transfer to the following account:

Account name: Hadasit medical research services & development Ltd.
Account no. 605 100 / 21
BANK   LEUMI   LEISRAEL
Main Branch no. 901
Jaffa Street 21 - Jerusalem
Interbank Swift Code (TID): LUMIILITTLV

In the event of bank transfer, Sponsor shall send Institution a notice that payment has been made, and will provide Institution with full details of the payment transaction.

3.
The compensation detailed above shall constitute the complete compensation to be paid by the Sponsor to Hadasit for the Study and include all fees, charges and expenses that the Sponsor is obligated to pay under the Agreement.

4.	Sponsor will have no obligation or liability in respect of payments to be made by Dr. Kidron and/or her research fund.

5.	At the termination, for any reason, of the Agreement any unused funds in Dr. Kidron’s research fund will be returned to the Sponsor.

6.
TAXES. If required under Israel law, Sponsor shall add VAT to any payments made under this Agreement to the Institution. Any payment shall be made against the provision of tax invoice by the Institution.

7.
INTEREST. Any amount payable hereunder, which has not been made upon its due date of payment, shall bear interest from the date such payment is due until the date of its actual payment, according to the following: (i) any amounts due in Israeli currency shall bear the maximum interest charged by Bank Leumi Le Israel B.M. for unapproved overdrafts; (ii) any amount due in foreign currency shall bear the same interest charged by Bank Leumi Le Israel B.M. for a loan of the said amount in the said currency plus an annual compounded interest at a rate of 3%.

Schedule C - Materials

•	Insulin capsules
•	GLP1 capsules.

Schedule D - Insurance policy

Schedule E – First Agreement

Schedule F – Second Agreement